UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2013

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14569	76-0582150
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

333 Clay Street, Suite 1600
Houston, Texas	77002
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (713) 646-4100

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 27, 2013, Plains All American Pipeline, L.P. (“PAA”) delivered a proposal to the independent directors of PNGS GP LLC (“PNG GP”), the general partner of PAA Natural Gas Storage, L.P. (the “Partnership”), to acquire all of the outstanding common units of the Partnership that are held by unitholders other than PAA for consideration of 0.435 common units of PAA for each outstanding common unit of the Partnership held by such unitholders in a transaction to be structured as a merger of the Partnership with a wholly-owned subsidiary of PAA. The proposal assumes the execution of definitive agreements on or before September 27, 2013 and closing prior to the end of 2013.  The proposal also assumes a regular quarterly distribution by the Partnership in November equal to the common unit distribution paid by the Partnership in August 2013. The consummation of the transactions contemplated by PAA’s proposal is subject to the approval of Plains All American GP LLC, which is the general partner of Plains AAP, L.P., which is the sole member of PAA GP LLC, the general partner of PAA, approval of a committee of independent directors of PNG GP (the “Conflicts Committee”), approval of the unitholders of the Partnership, and the negotiation and execution of a definitive agreement.

The Conflicts Committee will evaluate the proposal and respond to PAA in due course. There can be no assurance that a definitive agreement will be executed or that any transaction will be approved or consummated.

PAA owns 100% of PNG GP and owns approximately 46% of the Partnership’s outstanding common units and all of the Partnership’s incentive distribution rights and outstanding subordinated units.

A copy of PAA’s press release dated August 27, 2013 announcing the proposal to the Conflicts Committee is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
99.1	Press release of PAA dated August 27, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.

By:	PAA GP LLC, its general partner

By:	PLAINS AAP, L.P., its sole member

By:	PLAINS ALL AMERICAN GP LLC,
its general partner

By:	/s/ Richard McGee
	Name:	Richard McGee
	Title:	Executive Vice President

Date: August 27, 2013

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release of PAA dated August 27, 2013.